Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Local.com Corporation

We consent to the incorporation by reference in the registration statements (No. 333-120638, No. 333-127810, No. 333- 145633, No. 333-151414, No. 333-162396, and No. 333-175935) on Form S-8 and the registration statements (No. 333-176542, No. 333-172212, No. 333-171725, No. 333-148617, No. 333-147494, No. 333-145580, No. 333-141890, and No. 333-129359) on Form S-3 of Local.com Corporation (the “Company”) of our report dated September 15, 2011, with respect to the balance sheet of Screamin Media Group, Inc. as of December 31, 2010, and the related statement of operations, stockholders’ equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Local.com Corporation dated September 23, 2011.

/s/ HASKELL & WHITE LLP

Irvine, California

September 23, 2011